Exhibit 21.1

Subsidiaries of Commvault Systems, Inc.

Subsidiary	Jurisdiction of Organization

Commvault Capital Inc.	Delaware
Advanced Data Life Cycle Management Inc.	Delaware
Commvault Systems (Canada) Inc.	Ontario, Canada
Commvault Systems Mexico S. de R.L. de C.V.	Mexico
Commvault Systems Mexico Administracion, S. de R.L. de C.V.	Mexico
Commvault Systems International B.V.	The Netherlands
Commvault Systems (India) Private Limited	India
Commvault Systems (Australia) Pty. Ltd.	Australia
Commvault Systems (New Zealand) Limited	New Zealand
Commvault Systems (Singapore) Private Limited	Singapore
Commvault Systems Limited	England
Commvault Systems GmbH	Germany
Commvault Systems (Japan) KK	Japan
Commvault Systems Ireland Limited	Ireland
Commvault Systems Italia Srl	Italy
Commvault Systems AB Srl	Sweden
Commvault Systems (Hong Kong) Limited	Hong Kong
Commvault Software Technology (Beijing) Co., Ltd	China
Commvault Systems (South Africa) (Pty) Ltd	South Africa
Commvault Systems (Israel) Ltd.	Israel
Commvault Tinton Falls Urban Renewal LLC	Delaware
Commvault Systems Belgium BVBA	Belgium, Netherlands
Commvault Systems (Thailand) Ltd.	Thailand
CommVault Istanbul Yazýlým Hizmetleri Limited Sirketi (Commvault Software Services Ltd.)	Turkey
Commvault Systems (Austria) GmbH	Austria
Commvault Systems (Switzerland) GmbH	Switzerland
Commvault Systems (Malaysia) Sdn. Bhd.	Malaysia
Commvault Systems (Poland) sp. zo.o.	Poland
Commvault System, S.L.U.	Spain
Commvault Systems (Finland) OY	Finland